Exhibit 4.2

WATFORD HOLDINGS LTD.
2018 STOCK INCENTIVE PLAN
FORM OF RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS AGREEMENT, dated as of ________, 2019, by and between Watford Holdings Ltd., a Bermuda exempted company with limited liability (the “Company”) and ______________ (the “Grantee”).
WHEREAS, the Company maintains the Watford Holdings Ltd. 2018 Stock Incentive Plan (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);
WHEREAS, in accordance with the Plan, the Company may from time to time issue awards of Restricted Share Units (“RSUs”) to individuals and persons who provide services to, among others, the Company and certain of its Affiliates;
WHEREAS, the Grantee is eligible to receive awards under the terms of the Plan; and
WHEREAS, in accordance with the Plan, the Committee has determined that it is in the best interests of the Company and its shareholders to grant RSUs to the Grantee subject to the terms and conditions set forth below.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Grant of RSUs. The Company hereby grants the Grantee [____] RSUs. The RSUs are subject to the terms and conditions of this Agreement, and are also subject to the provisions of the Plan. The Plan is hereby incorporated herein by reference as though set forth herein in its entirety. To the extent such terms or conditions in this Agreement conflict with any provision of the Plan, the terms and conditions set forth in the Plan shall govern. Where the context permits, references to the Company shall include any successor to the Company.
2.Restrictions. The RSUs awarded pursuant to this Agreement and the Plan shall be subject to the terms and conditions set forth in this Paragraph 2.
(a)Subject to clauses (b), (c), and (d) below, the period of restriction with respect to RSUs granted hereunder (the “Restriction Period”) shall begin on the date hereof and lapse with respect to one-third of the RSUs granted hereunder on each of the first, second and third anniversaries of April 26, 2019 provided the Grantee is employed by the Company on such anniversary.
(b)In the event the Grantee ceases to be an employee of the Company during the Restriction Period due to an Unjustified Termination, for a period of twelve months following the date of such Unjustified Termination, the unvested RSUs shall continue to vest in equal monthly installments in an amount each month on the monthly anniversary of April 26, 2019 equal to the product of (i) the number of unvested RSUs granted hereunder on the date of such Unjustified Termination, multiplied by (ii) a fraction that has a numerator of one and a denominator equal to the number of months remaining (measured from the date of such Unjustified Termination) until the third anniversary of April 26, 2019.
(c)In the event during the Restriction Period the Grantee reaches Retirement Age, the unvested portion of the RSUs granted hereunder shall vest and be settled upon the schedule set forth in Section 4 but, notwithstanding the terms of the Grantee’s employment agreement with the Company, no later than December 31 of the taxable year following the taxable year in which vesting occurs.
(d)In the event the Grantee’s employment with the Company is terminated by the Company due to an Unjustified Termination (in accordance with the terms set forth in the Grantee’s employment agreement with the Company) at any time following a Change in Control, then the unvested portion of the RSUs granted hereunder shall thereupon vest.
(e)For purposes of this Section 2:
(i)“Cause” means (A) theft or embezzlement by the Grantee with respect to the Company or its Affiliates; (B) willful disregard or gross negligence in the performance of the Grantee’s duties; (C) the Grantee’s conviction of any felony or any crime involving moral turpitude; (D) willful or prolonged absence from work by the Grantee (other than by reason of Permanent Disability due to physical or mental illness) or failure, neglect or refusal by the Grantee to perform his duties and responsibilities; (E) continued and habitual use of alcohol by the Grantee to an extent which materially impairs the Grantee’s performance of his duties; (F) the Grantee’s use of illegal drugs; (G) the Grantee’s failure to use his best efforts to obtain, maintain or renew the work permit described in the Grantee’s employment agreement with the Company; or (H) the material breach by the Grantee of any of the covenants contained in the Grantee’s employment agreement with the Company. Cause shall not exist with respect to items (B), (D), (E), (F), (G) or (H) (other than, in the case of item (H), a breach of the representations and warranties made by the Grantee in the Grantee’s employment agreement with the Company) unless and until the Grantee has been given written notice specifying in detail the circumstances giving rise to the alleged Cause, and the Grantee shall have failed, within thirty days after such notice, to remedy (or, if such alleged cause cannot be remedied within thirty days, diligently commenced to remedy) the alleged Cause.
(ii)“Change in Control” means:
(A)the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 33 1/3% (on a fully diluted basis) of either (I) the then outstanding Shares, taking into account as outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Shares; or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (y) any acquisition by the Company or any Affiliate; or (z) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate;

(B)during any period of twelve months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a director subsequent to the date of the Grantee’s employment agreement with the Company, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(C)the sale, transfer or other disposition of all or substantially all of the assets of the Company and its Affiliates to any Person that is not an Affiliate of the Company; or
(D)there is consummated a merger or amalgamation or consolidation involving the Company or any direct or indirect subsidiary with any other corporation or other entity, other than (y) a merger or amalgamation or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or amalgamation or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) 66 2/3% or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or amalgamation or consolidation, or (z) a merger or amalgamation or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 33 1/3% or more of the combined voting power of the Company’s then outstanding securities.
(iii)“Employment Period” means the period of the Grantee’s employment with the Company as set forth in the Grantee’s employment agreement with the Company.
(iv)“Good Reason” means, without the Grantee’s written consent and subject to the notice requirement and the Company’s opportunity to cure as set forth in the Grantee’s employment agreement with the Company, (A) the assignment to the Grantee of any duties materially inconsistent with the Grantee’s then status as an executive officer of the Company or a substantial adverse alteration in the nature of the Grantee’s responsibilities; (B) a material reduction by the Company in the Grantee’s base salary, target bonus or annual award of RSUs; (C) the relocation of the Grantee’s principal place of employment outside of Bermuda; or (D) any material breach by the Company of the provisions contained in the Grantee’s employment agreement with the Company.

(v)“Justified Termination” means termination of the Employment Period (A) prior to the expiration of the original Employment Period (or the Employment Period as extended pursuant to the Grantee’s employment agreement with the Company): (x) by the Company for Cause, (y) as a result of the Grantee’s resignation or leaving of his employment, other than for Good Reason, or (z) as a result of the death or Permanent Disability of the Grantee; or (B) at the end of the Employment Period as a result of the Grantee’s provision of written notice not to extend the Employment Period pursuant to the Grantee’s employment agreement with the Company
(vi)“Permanent Disability” means those circumstances where the Grantee is unable to continue to perform the usual customary duties of his assigned job in accordance with the provisions of the Grantee’s employment agreement with the Company for a period of six months in any twelve month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease, as determined pursuant to the process set forth in the Grantee’s employment agreement with the Company.
(vii)“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
(viii)“Retirement Age” means the later of (A) the Grantee’s fifty-fifth birthday or (B) the date on which the Grantee has completed five continuous years of service with the Company or any of its Affiliates. For purposes of this definition, the Grantee is credited with one year of service after completion of each full twelve month period of employment with the Company or its Affiliates (including for this purpose only, Arch Capital Group Ltd. or its Affiliates) as determined by the Company.
(ix)“Unjustified Termination” means termination of the Grantee’s employment with the Company either (A) at the end of the original or any extended Employment Period due to the Company giving written notice of non-extension pursuant to the Grantee’s employment agreement with the Company or (B) by the Grantee for Good Reason or by the Company not for Cause prior to the expiration of the original Employment Period (or the Employment Period as extended pursuant to the Grantee’s employment agreement with the Company).
3.Voting and Other Rights. The Grantee shall have no rights of a shareholder of the Company and will not be treated as an owner of Shares for tax purposes by reason of holding the RSUs. Notwithstanding the foregoing, a dividend equivalent right (a “Dividend Equivalent Right”) is hereby granted to the Grantee, consisting of the right to receive, with respect to each RSU, cash in an amount equal to the cash dividends paid in the ordinary course on a Share to the Company’s common shareholders. All such cash (if any) payable on an RSU during the Company’s fiscal year shall be accumulated and paid to the Grantee within the first thirty days of the next succeeding fiscal year.
4.Settlement. Each vested and outstanding RSU shall be settled in one Share within three business days of the date on which it vests (either by delivering one or more certificates for such Share or by entering such Share in book-entry form, as determined by the Company in its discretion). Such issuance shall constitute payment of the RSUs. References herein to issuances to the Grantee shall include issuances to any beneficial owner or other person to whom (or to which) the Shares are issued. The Company’s obligation to issue Shares or otherwise make any payment with respect to vested RSUs is subject to the condition precedent that the Grantee, or other person entitled under the Plan to receive any Shares with respect to the vested RSUs, deliver to the Company any representations or other documents or assurances required pursuant to Paragraph 5(k). The Grantee shall have no further rights with respect to any RSUs that are paid or that terminate pursuant to Paragraph 2. For the avoidance of doubt, to the extent the terms of this Paragraph 4 conflict with any terms of the Plan relating to the settlement of RSUs, the terms of this Paragraph 4 shall govern.
5.Miscellaneous. (a) The value of an RSU may decrease depending upon the Fair Market Value of a Share from time to time. Neither the Company, the Committee, nor any other party associated with the Plan shall be held liable for any decrease in the value of the RSUs. If the value of such RSUs decrease, there will be a decrease in the underlying value of what is distributed to the Grantee under the Plan and this Agreement.
(b)Participation in the Plan confers no rights or interests other than as herein provided. With respect to this Agreement, (i) the RSUs are bookkeeping entries; (ii) the obligations of the Company under the Plan are unsecured and constitute a commitment by the Company to make benefit payments in the future; (iii) to the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company; (iv) all payments under the Plan (including distributions of Shares) shall be paid from the general funds of the Company; and (v) no special or separate fund shall be established or other segregation of assets made to assure such payments (except that the Company may in its discretion establish a bookkeeping reserve to meet its obligations under the Plan). The RSUs shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if the RSUs vest pursuant to Paragraph 2. The award of RSUs is intended to be an arrangement that is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
(c)This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws.
(d)The Committee may construe and interpret this Agreement and establish, amend and revoke such rules, regulations and procedures for the administration of this Agreement as it deems appropriate. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in this Agreement or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Grantee.
(e)All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to the Company’s principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Paragraph 5(e).
(f)The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.
(g)The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
(h)Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Board determines that the Plan or any RSU is subject to Section 409A or Section 457A of the Code and fails to comply with the requirements of Section 409A or Section 457A of the Code, the Board reserves the right (without any obligation to do so or to indemnify the Grantee for failure to do so), without the consent of the Grantee, to amend or terminate the Plan and this Agreement and/or amend, restructure, terminate or replace such RSU in order to cause such RSU to either not be subject to Section 409A or Section 457A of the Code or to comply with the applicable provisions of such section.
(i)The terms of this Agreement shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest and upon the Company and its successors and assignees, subject to the terms of the Plan.
(j)Unless otherwise permitted in the sole discretion of the Committee, (i) neither this Agreement nor any rights granted herein shall be assignable by the Grantee and (ii) no purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any RSUs or Shares by any holder thereof in violation of the provisions of this Agreement or the Plan will be valid, and the Company will not transfer any of said RSUs or Shares on its books nor will any Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
(k)The Grantee hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with securities, tax and other applicable laws and regulations.
(l)The Grantee hereby represents and agrees that the Grantee is not acquiring the RSUs or the Shares with a view to distribution thereof.
(m)Nothing in this Agreement shall confer on the Grantee any right to continue in the employ or other service of the Company or any Affiliate thereof or interfere in any way with the right of the Company or any Affiliate or shareholder thereof to terminate the Grantee’s employment or other service at any time. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in this Agreement or under the Plan.
(n)This Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
(o)This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
(p)Except as otherwise provided in the Plan or clause (h) above, no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

WATFORD HOLDINGS LTD.

By:
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